Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Fund Service Providers”, “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Miscellaneous Information - Independent Registered Public Accounting Firm” in the Statement of Additional Information, and to the incorporation by reference of our report dated October 29, 2012 on the August 31, 2012 financial statements of Guggenheim BRIC ETF in Post-Effective Amendment No. 286 to the Registration Statement (Form N-1A No. 333-134551) and related Prospectus and Statement of Additional Information of the Claymore Exchange-Traded Fund Trust.

/s/ Ernst & Young LLP

Chicago, Illinois
October 30, 2013